Exhibit 99.1

Summary Historical and Pro Forma Financial and Operating Data of Penn Virginia Resource Partners, L.P.

The summary pro forma combined financial data presented as of and for the twelve months ended March 31, 2012, year ended December 31, 2011 and the three months ended March 31, 2012 are derived from the unaudited pro forma combined financial statements of Penn Virginia Resource Partners, L.P. (the “Partnership,” “we” or “our”).

The summary pro forma combined financial data presented as of and for the twelve months ended March 31, 2012, the year ended December 31, 2011 and the three months ended March 31, 2012 are derived from our unaudited pro forma combined financial statements included as Exhibit 99.3 to this Current Report. The pro forma balance sheet data as of March 31, 2012 assumes the transactions listed below occurred as of March 31, 2012. The pro forma statement of operations data for the twelve months ended March 31, 2012 assumes the transactions listed below occurred on April 1, 2011. The pro forma statements of operations data for the year ended December 31, 2011 and the three months ended March 31, 2012 assumes the transactions listed below occurred as of January 1, 2011. The pro forma financial data give pro forma effect to the:

•	acquisition of Chief Gathering LLC (“Chief”);

•	issuance of an aggregate of $200 million of special units to Chief E&D Holdings LP (which amount is subject to adjustment at the closing of the acquisition of Chief);

•	issuance and sale of an aggregate of $180 million of our common units to investors in a private placement;

•	issuance and sale of an aggregate of $400 million of Class B units to Riverstone Global Energy and Power Fund V (FT), L.P. and Riverstone V PVR Holdings, L.P.; and

•	issuance and sale of the notes in the notes offering.

The following table should be read in conjunction with, and is qualified in its entirety by reference to, the unaudited pro forma combined financial statements and the accompanying notes of the Partnership included as Exhibit 99.3 to this Current Report.

	Pro Forma
	Twelve Months Ended March 31,	Three Months Ended March 31,	Year Ended December 31,
	2012	2012	2011
	(in thousands, except ratios, operations data and per unit data)
Statement of Operations Data:
Revenues
Natural gas midstream	$991,552	$215,411	$987,617
Coal royalties	157,083	33,159	162,915
Other	30,576	6,982	31,849

Total revenues	1,179,211	255,552	1,182,381
Expenses
Cost of gas purchased	813,146	165,464	817,937
Operating	64,280	16,881	61,222
General and administrative	60,188	13,287	58,850
Impairments	124,845	124,845	-
Depreciation and amortization	140,735	36,041	138,126

Total expenses	1,203,194	356,518	1,076,135

Operating income (loss)	(23,983)	(100,966)	106,246
Other income (expense)
Interest expense	(83,030)	(19,733)	(84,030)
Derivatives	1,368	(4,951)	(13,442)
Other	490	120	507

Net income (loss)	$(105,155)	$(125,530)	$9,281
Net loss (income) attributable to noncontrolling interests, pre-merger	-	-	664

Net income (loss) attributable to Penn Virginia Resource Partners, L.P.	$(105,155)	$(125,530)	$9,945

Common Unit Data:
Net income (loss) per limited partner unit, basic and diluted	$(0.91)	$(1.03)	$0.09
Weighted average number of units outstanding, basic	115,556	121,369	107,331
Weighted average number of units outstanding, diluted	115,594	121,408	107,331
Distributions paid	$162,919	$45,013	$152,773
Distributions paid per unit	$1.98	$0.51	$1.94
Balance Sheet (at period end):
Net property, plant and equipment	$1,637,756	$1,637,756
Total assets	2,556,424	2,556,424
Total liabilities	1,358,573	1,358,573
Total debt	1,195,302	1,195,302
Total partners’ capital	1,197,851	1,197,851
Other Financial Data:
Adjusted EBITDA(1)(2)	$254,147	$59,920	$256,922
Ratio of earnings to fixed charges(3)	**	**	1.2x
Operating Data:
System throughput volumes (MMcfd)	706	871	620
Gross processing margin ($/Mcf)	$0.69	$0.63	$0.75
Coal owned or controlled (millions of tons)	885	885	893
Coal produced by lessees (millions of tons)	36.6	8.1	38.4
Average royalty revenues per ton ($/ton)	$4.30	$4.09	$4.25
Average royalty revenues per ton by area ($/ton):
Central Appalachia	$6.15	$5.85	$6.05
Northern Appalachia	$2.36	$2.63	$2.22
Illinois Basin	$2.55	$2.09	$2.66
San Juan Basin	$2.27	$2.33	$2.26

(1)	Adjusted EBITDA is a non-GAAP financial measure. Please see “—Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA to net income and net cash flows from operating activities.

(2)	If our pro forma Adjusted EBITDA for the twelve months ended March 31, 2012 is further adjusted to include the EBITDA of Chief for the quarter ending March 31, 2012 on an annualized basis over such twelve-month period (instead of Chief’s actual EBITDA for such twelve month period), our pro forma Adjusted EBITDA for the twelve months ended March 31, 2012 would have been $264.4 million. Using such pro forma Adjusted EBITDA for the twelve months ended March 31, 2012, as so further adjusted, our pro forma ratio of total debt to Adjusted EBITDA and our pro forma ratio of earnings to fixed charges for such period would have been 4.5x and had a deficiency of less than $0.1 million, respectively.

(3)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as the aggregate of income from continuing operations (before adjustment for equity earnings), fixed charges and distributions from equity investment, less capitalized interest. Fixed charges consist of interest expense (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor. After giving effect to the issuance and sale of the notes in the notes offering and the application of $220 million of the net proceeds therefrom to fund a portion of the purchase price for the acquisition of Chief and the remainder of the net proceeds therefrom to repay a portion of the borrowings outstanding under our revolving credit agreement, our ratio of earnings to fixed charges for the year ended December 31, 2011 would have been 1.2x, on a pro forma basis.

(**)	After giving effect to the issuance and sale of the notes in the notes offering and the application of $220 million of the net proceeds therefrom to fund a portion of the purchase price for the acquisition of Chief and the remainder of the net proceeds therefrom to repay a portion of the borrowings outstanding under our revolving credit agreement, the deficiency amount for the twelve months ended March 31, 2012 would have been less than $0.1 million and for the three months ended March 31, 2012 would have been $105.5 million, in each case on a pro forma basis.

Non-GAAP Financial Measures

We include in this information the non-GAAP financial measures EBITDA and Adjusted EBITDA and provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP.

We define EBITDA as net income plus interest expense net of interest income, provision for income taxes, total derivative losses and depreciation, depletion and amortization, or DD&A, expenses and impairments. Adjusted EBITDA represents EBITDA plus non-recurring transaction costs.

EBITDA and Adjusted EBITDA are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others to assess:

•	the financial performance of our assets without regard to financing methods, capital structure, historical cost basis or the non-cash effects of derivative transactions;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness, including the notes;

•	our operating performance and return on capital as compared to those of other companies, without regard to financing methods or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA and Adjusted EBITDA are also financial measurements that are reported to our banks and are used to compute our financial covenants under our revolving credit agreement (our “Revolver”). However, additional adjustments are used to calculate “Consolidated EBITDA” as defined in our Revolver. EBITDA and Adjusted EBITDA should not be considered alternatives to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Our EBITDA and Adjusted EBITDA may not be comparable to EBITDA, Adjusted EBITDA or similarly titled measures of other entities, as other entities may not calculate EBITDA and Adjusted EBITDA in the same manner as we do. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation from, or as a substitute for analysis of, our financial information prepared in accordance with GAAP. Some of these limitations are:

•	they do not reflect cash outlays for capital expenditures or future contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense or the cash requirements necessary to service interest, or principal payments, on indebtedness;

•	they do not reflect income tax expense or the cash necessary to pay income taxes;

•	they do not reflect available liquidity to Penn Virginia Resource Partners, L.P.; and

•

other entities, including entities in our industry, may not use such measures or may calculate such measures differently than as presented in this offering memorandum, limiting their usefulness as comparative measures.

The following table presents a reconciliation of the non-GAAP financial measures of EBITDA and Adjusted EBITDA to the GAAP financial measures of net income and net cash flows from operating activities on a pro forma basis for each of the periods indicated:

	Pro Forma
	Twelve Months Ended March 31, 2012	Three Months Ended March 31, 2012	Year Ended December 31, 2011

	(in thousands, except ratios, operations data and per unit data)
Non-GAAP Financial Measures
Reconciliation of net income to Adjusted EBITDA:
Net income (loss)	$(105,155)	$(125,530)	$9,281
Interest (income) expense, net	82,540	19,613	83,523
Total derivative losses	(1,368)	4,951	13,442
Depreciation, depletion and amortization	140,735	36,041	138,126
Impairments	124,845	124,845	-

EBITDA	241,597	59,920	244,372

Non-recurring transaction costs in connection with the Chief Acquisition	12,550	-	12,550

Adjusted EBITDA(1)(2)	$254,147	$59,920	$256,922

(1)	Adjusted EBITDA is a non-GAAP financial measure.

(2)	If our pro forma Adjusted EBITDA for the twelve months ended March 31, 2012 is further adjusted to include Chief’s EBITDA for the quarter ending March 31, 2012 on an annualized basis over such twelve month period (instead of Chief’s actual EBITDA for such twelve month period), our pro forma Adjusted EBITDA for the twelve months ended March 31, 2012 would have been $264.4 million. Using such pro forma Adjusted EBITDA for the twelve months ended March 31, 2012, as so further adjusted, our pro forma ratio of total debt to Adjusted EBITDA and our pro forma ratio of earnings to fixed charges for such period would have been 4.5x and had a deficiency of less than $0.1 million, respectively.